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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FIRST BUSEY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST BUSEY CORPORATION

April 17, 2013

Dear Stockholders:

        We cordially invite you to attend the 2013 Annual Meeting of Stockholders of First Busey Corporation. The annual meeting will be held at 6:30 p.m., central time, on May 22, 2013, at 100 W. University Avenue, Champaign, Illinois 61820.

        The formal items of business to be considered at the meeting include: (i) the election of ten directors for one-year terms expiring in 2014; and (ii) the approval, in a nonbinding, advisory vote, of the compensation of our named executive officers, or a "say-on-pay" proposal.

        We have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, for your review. At the meeting, we will review our performance in 2012 and update you on our strategic plan as we move forward.

        We hope that you will be able to attend the annual meeting. Whether or not you plan to attend, please review the attached proxy statement and return your proxy card to us in accordance with the mailing instructions set forth on the enclosed proxy card.

        We look forward to seeing you at the meeting.

Sincerely yours,
Gregory B. Lykins Chairman of the Board	Van A. Dukeman President and Chief Executive Officer

FIRST BUSEY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2013

To the Stockholders of
First Busey Corporation:

        The 2012 Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at 6:30 p.m., central time, on May 22, 2013, at 100 W. University Avenue, Champaign, Illinois 61820. The 2013 Annual Meeting is being held for the following purposes:

  1.
  to elect ten directors to hold office until the 2014 Annual Meeting of Stockholders or until their successors are elected and have qualified;

  2.
  to approve, in a nonbinding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a "say-on-pay" proposal; and

  3.
  to transact such other business as may properly be brought before the meeting and any postponements or adjournments of the meeting.

        Only stockholders of record at the close of business on April 8, 2013, are entitled to notice of, and to vote at, the 2013 Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the 2013 Annual Meeting in person, please sign, date and return your proxy.

By Order of the Board of Directors
Gregory B. Lykins Chairman of the Board	Van A. Dukeman President and Chief Executive Officer

Champaign, Illinois
April 17, 2013

Please note that there is no return envelope for the proxy card and that you should follow the mailing instructions set forth on the enclosed proxy card.

FIRST BUSEY CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2013

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the 2013 Annual Meeting of Stockholders to be held at 6:30 p.m., central time, on May 22, 2013, at 100 W. University Avenue, Champaign, Illinois 61820. The board has fixed the close of business on April 8, 2013, as the record date for determining the stockholders entitled to notice of, and to vote at, the 2013 Annual Meeting. On the record date, First Busey had 86,691,159 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.

        First Busey's Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2012, accompanies this proxy statement. This proxy statement and the accompanying proxy are first being sent to stockholders on or about April 17, 2013.

QUESTIONS AND ANSWERS

        The following information regarding the meeting and the voting process is presented in a question and answer format. As used in this proxy statement, the terms "First Busey," "we," "our," and "us" all refer to First Busey Corporation and its subsidiaries. The terms "Busey Bank" and "the Bank" refer to First Busey's wholly-owned banking subsidiary, Busey Bank, Champaign, Illinois.

Why am I receiving this proxy statement and accompanying proxy card?

        You are receiving a proxy statement and proxy card from us because on April 8, 2013, you owned shares of First Busey common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2013 Annual Meeting. It also gives you information concerning the matters to assist you in making an informed decision.

        When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

        If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of ten directors of First Busey for a term of one year expiring in 2014; and (ii) a nonbinding, advisory proposal to approve the compensation of our named executive officers (the "NEOs"), which is referred to as the "say-on-pay" proposal. These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

        You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it pursuant to the instructions on the proxy card. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

        If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all nominees for director named in this proxy statement and "FOR" the say-on-pay proposal.

        If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change. Please note that if your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to arrange to obtain a "legal proxy" from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or other fiduciary, who votes my shares?

        If you received this proxy statement from your broker or other fiduciary who may hold your shares, your broker or other fiduciary should have given you instructions for directing how they should vote your shares. It will then be their responsibility to vote your shares for you in the manner you direct. As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a "legal proxy" from your broker or other fiduciary in order to vote in person at the meeting.

        Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters unless they have received such voting instructions. Each of the matters to be acted on at the 2013 Annual Meeting is considered a nonroutine matter. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker generally will not be permitted to vote the shares beneficially owned by you on any of these matters.

        We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.

What does it mean if I receive more than one proxy card?

        It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy card?

        If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing another proxy with a later date and returning that proxy to:

    First Busey Corporation
    Attn: Mary E. Lakey
    100 W. University Avenue
    Champaign, Illinois 61820

  •
  sending notice to us that you are revoking your proxy; or

  •
  voting in person at the meeting (attendance at the meeting will not in and of itself constitute the revocation of a proxy).

        If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the 2013 Annual Meeting?

        A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

  •
  is present and votes in person at the meeting; or

  •
  has properly submitted a signed proxy card or other form of proxy.

        On April 8, 2013, the record date for the 2013 Annual Meeting, there were 86,691,159 shares of common stock issued and outstanding. Therefore, at least 43,345,580 shares need to be present at the 2013 Annual Meeting.

What happens if a nominee is unable to stand for re-election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than ten nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

        In the election of directors you may vote "FOR" or "WITHHOLD AUTHORITY TO VOTE FOR" each nominee. In the say-on-pay vote and for any other proposal properly brought before the meeting, you may vote "FOR," "AGAINST" or "ABSTAIN."

How many votes may I cast?

        Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

        Directors will be elected by a plurality and the ten individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey. A "WITHHOLD AUTHORITY TO VOTE FOR" vote will have the same effect as a vote against the election of a particular director. The affirmative vote of a majority of the shares having voting power and present at the meeting will approve the say-on-pay proposal and any other matter that arises at the 2013 Annual Meeting. Accordingly, so long as a quorum is present, abstentions will have the same legal effect as a vote "AGAINST" these matters, while broker nonvotes, if any, will have no effect on any matter presented for a vote at the 2013 Annual Meeting. Please note, that because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Executive Management Compensation and Succession Committee.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we will file within four business days after the meeting.

Who bears the cost of soliciting proxies?

        We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 22, 2013.

        Full copies of the proxy statement and other materials for the 2013 Annual Meeting are available on the Internet through our website at www.busey.com by clicking on "Investor Relations" or by going to http://ir.busey.com. Stockholders will receive a full set of these materials through the mail from us or their broker.

        For directions to attend the 2013 Annual Meeting in person, please call our office at (217) 365-4556.

PROPOSAL 1:
ELECTION OF DIRECTORS

        Throughout 2012 our board of directors consisted of nine members. On January 1, 2013, on the recommendation of the Nominating and Corporate Governance Committee, our board of directors increased the number of directors constituting the full board from nine to ten and appointed Mr. Stephen V. King as a director to fill the resultant vacancy, with such appointment effective immediately. As with each of the members of our board, Mr. King's term will expire at the 2013 Annual Meeting. Accordingly the Nominating and Corporate Governance Committee has nominated the ten nominees named below for election as directors at the 2013 Annual Meeting for a term of one year or until their successors have been duly elected and are qualified.

        It is intended that the proxies received in response to this solicitation will be voted for the election of the ten persons so nominated, unless otherwise specified. If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the board. No circumstances are presently known which would render a nominee named herein unavailable.

        Set forth below under "Nominees" is certain biographical information concerning each nominee for director, including principal occupation and age as of April 8, 2013, the record date for the 2013 Annual Meeting. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.

Required Stockholder Vote for Election of Directors

        The directors are elected by a plurality and the ten individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey.

Board Recommendation

        The board of directors recommends that you vote "FOR" each of the nominees listed below.

Nominees

Name (Age)	Director Since(1)	Positions with First Busey and Principal Occupation for the Past Five Years
Joseph M. Ambrose (55)	1993	Mr. Ambrose is President and Chief Executive Officer of Horizon Hobby, Inc., Champaign, Illinois, and has been since July 2008. Mr. Ambrose has been affiliated with Horizon Hobby since November 2005, when he joined the company as Executive Vice President and Chief Operating Officer. Mr. Ambrose is considered "independent" under the rules of NASDAQ.
David J. Downey (71)	1992	Mr. Downey is President of The Downey Group, Inc., an estate planning, wealth transfer and executive compensation organization. Mr. Downey is considered "independent" under the rules of NASDAQ.

Name (Age)	Director Since(1)	Positions with First Busey and Principal Occupation for the Past Five Years
Van A. Dukeman (54)	1994	Mr. Dukeman is President and Chief Executive Officer of First Busey, as well as the Chairman of Busey Bank. Mr. Dukeman also serves as a director of Busey Wealth Management, Inc. and FirsTech, Inc. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. prior to its merger in 2007 with First Busey.
Stephen V. King (50)	2013
		Mr. King is a founding partner of, Prairie Capital, L.P., a private equity firm. Mr. King also serves on the boards of directors of several of Prairie Capital's portfolio companies across a variety of industries. Mr. King is considered "independent" under the rules of NASDAQ.
E. Phillips Knox (66)	1980	Mr. Knox is an attorney with the law firm Tummelson Bryan & Knox, LLP, Urbana, Illinois.
V. B. Leister, Jr. (67)	1996	Mr. Leister is Chairman of Carter's Furniture Inc., Urbana, Illinois. Mr. Leister is considered "independent" under the rules of NASDAQ.
Gregory B. Lykins (65)	1994
		Mr. Lykins is Chairman of First Busey and a director of Busey Bank and Busey Wealth Management, Inc. Mr. Lykins served as the Chairman of Main Street Trust, Inc. prior to its merger in 2007 with First Busey. Mr. Lykins is also a partner in Armory Capital LLC, a private equity firm.
August C. Meyer, Jr. (75)	1962	Mr. Meyer is Chairman of Midwest Television, Inc. Mr. Meyer is considered "independent" under the rules of NASDAQ.
George T. Shapland (82)	1994	Mr. Shapland is President of Shapland Management Co., a real estate management company. Mr. Shapland is considered "independent" under the rules of NASDAQ.
Thomas G. Sloan (64)	2010
		Mr. Sloan is Chief Executive Officer of Sloan Implement Company. Mr. Sloan served as a director of Busey Bank from 2007 until his appointment to the First Busey board in 2010. Prior to 2007, he served on the Main Street Trust, Inc. board and audit committee. Mr. Sloan is considered "independent" under the rules of NASDAQ.

(1)
Indicates the year first elected to the board of directors of First Busey or Main Street Trust, Inc., or Main Street Trust's predecessor, BankIllinois Financial Corp.

        All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer. Finally, except as noted above, no nominee or director has been a director of another "public corporation" (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, or the "Exchange Act") or of any investment company within the past five years.

Director Qualifications

        We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail beginning on page 11 of this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he serves on is as follows.

        Joseph M. Ambrose.    We consider Mr. Ambrose to be a qualified candidate for service on the board, Audit Committee and Executive Management Compensation and Succession Committee due to his business and financial expertise acquired as a senior executive officer of a prominent global business headquartered in the Champaign-Urbana community. Additionally, the board has determined that Mr. Ambrose's level of education and experience of overseeing the preparation and audit of the financial statements of a sophisticated global enterprise, qualifies him to serve as the "audit committee financial expert" on the Audit Committee, under the regulations of the Securities and Exchange Commission.

        David J. Downey.    We consider Mr. Downey to be a qualified candidate for service on the board, Executive Management Compensation and Succession Committee and Nominating and Corporate Governance Committee due to his business and financial expertise acquired as the founder and long-time president of a prominent business in the Champaign-Urbana community. Mr. Downey's firm provides estate planning, wealth transfer and executive compensation services, which gives him specialized knowledge particularly relevant to his service on the Executive Management Compensation and Succession Committee. His specialized knowledge also is particularly relevant to First Busey's wealth management business.

        Van A. Dukeman.    We consider Mr. Dukeman to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its President and Chief Executive Officer and as the President and Chief Executive Officer of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007.

        Stephen V. King.    We consider Mr. King to be a qualified candidate for service on the board due to his business and financial expertise acquired through his experience as a founding partner and managing member of a private equity firm, as well as due to his experience and knowledge gained as a member of the boards of directors of several of his firm's portfolio companies, which operate in a variety of industries.

        E. Phillips Knox.    We consider Mr. Knox to be a qualified candidate for service on the board due to his skills and expertise in legal services specific to banking organizations and his intimate knowledge of the First Busey organization due to his long-time service as a member of the board.

        V. B. Leister, Jr.    We consider Mr. Leister to be a qualified candidate for service on the board and Audit Committee due to his business and financial expertise acquired as a long-time senior executive officer of a successful small business in the Champaign-Urbana community.

        Gregory B. Lykins.    We consider Mr. Lykins to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its Vice Chairman and Chairman, and as the Chairman of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007.

        August C. Meyer, Jr.    We consider Mr. Meyer to be a qualified candidate for service on the board and Executive Management Compensation and Succession Committee due to his extensive business and financial expertise acquired through a variety of successful business ventures, including as the founder and Chairman of Midwest Television, Inc., a successful owner of television stations, and because of his prominence in the Champaign-Urbana community. Mr. Meyer has been a major stockholder of First Busey and, prior to the merger of First Busey and Main Street Trust, Inc. in 2007, of Main Street Trust, Inc. and its predecessors since the 1960s.

        George T. Shapland.    We consider Mr. Shapland to be a qualified candidate for service on the board, Nominating and Corporate Governance Committee and Audit Committee due to his extensive business and financial expertise acquired through founding and operating a successful commercial real estate business headquartered in the Champaign-Urbana community and through other successful business ventures.

        Thomas G. Sloan.    We consider Mr. Sloan to be a qualified candidate for service on the board, Audit Committee and Nominating and Corporate Governance Committee due to his skills and expertise acquired as the CEO of a successful midwest business headquartered in Assumption, Illinois, as well as his intimate familiarity with First Busey's operations acquired as a director of Busey Bank since 2007 and of Main Street Trust Inc. prior to its merger with First Busey in 2007.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

General

        Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Busey, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are generally held on a monthly basis, special meetings held from time to time and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisers, such as our legal counsel, auditors and other consultants.

        A majority of our directors are "independent," as defined by The NASDAQ Stock Market LLC, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Generally, the board undertakes an annual review of director independence. This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions related to, among other things, independence and related-party transactions.

        Because of the amount of legal services that Mr. Knox's law firm provides for First Busey and related entities, the board does not consider him to be "independent." Additionally, because of their current or past positions as executive officers of First Busey, Messrs. Dukeman and Lykins are not considered "independent."

        Our board of directors held ten meetings during 2012. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. Our independent directors met three times in executive session during 2012, and we expect that they will meet at least two times in executive session during 2013. We require all our directors to attend the annual meeting. Last year all of our directors attended our annual meeting, and we expect all of our directors will attend the 2013 Annual Meeting as well.

        The board of directors has established an Executive Management Compensation and Succession Committee, a Nominating and Corporate Governance Committee and an Audit Committee, each of which is made up solely of independent directors.

        Any stockholder who wishes to contact the full board may do so by contacting the board: (i) in writing, in care of First Busey Corporation, 100 W. University Avenue, Champaign, Illinois 61820; or (ii) electronically, through the hyperlink available at our website at www.busey.com. Communications to the full board should be directed to Mary E. Lakey, Corporate Secretary, who will then forward all appropriate comments and communications to the board, while communications to the independent directors should be directed to Mr. Leister.

Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee met ten times in 2012. In 2012, the Executive Management Compensation and Succession Committee was comprised of Joseph M. Ambrose (Chairman), David J. Downey, and August C. Meyer, Jr., each of whom is an "independent" director as defined by NASDAQ listing requirements, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Exchange Act. We expect that each current member of the Executive Management Compensation and Succession Committee will serve throughout 2013. The Executive Management and Succession Committee charter is available at our website at www.busey.com under "Investor Relations."

        The responsibilities of the Executive Management and Succession Committee include the approval, and recommendation to the full board, of the compensation of our Chief Executive Officer and other senior executive officers. The Executive Management Compensation and Succession Committee also reviews and analyzes existing and potential management succession issues.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee met six times in 2012. In 2012, the Nominating and Corporate Governance Committee was comprised of David J. Downey (Chairman), Thomas G. Sloan, and George T. Shapland, each of whom is considered "independent" according to NASDAQ listing requirements. We expect that each current member of the Nominating and Corporate Governance Committee will serve throughout 2013. Responsibilities of the Nominating and Corporate Governance Committee include the nomination of individuals as members of the board, including the review of qualifications of directors to stand for re-election and the implementation and maintenance of our corporate governance procedures. The Nominating and Corporate Governance Committee charter is available at our website at www.busey.com under "Investor Relations."

        The Nominating and Corporate Governance Committee reviews qualified candidates for directors and focuses on those who present varied, complementary backgrounds that emphasize both business experience and community standing. While we do not have a separate diversity policy, the committee does consider the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The Nominating and Corporate Governance Committee also believes that directors should possess the highest personal and professional ethics.

        In February 2013, the Nominating and Corporate Governance Committee met and reviewed all relevant qualifications of potential director nominees in light of the following minimum criteria that the committee considers necessary for service on the board:

  •
  possession of the highest personal and professional ethics, integrity and values;

  •
  effective leadership and sound judgment in the nominee's professional life;

  •
  exemplary management and communication skills;

  •
  active leadership in the nominee's profession, business or organization;

  •
  knowledge of business, economic and community issues;

  •
  a lack of conflicts of interest that would prevent the nominee from serving on the board; and

  •
  for non-employee nominees, independence from management such that a majority of the board will be made up of directors who meet the definition of an "independent director" as set forth by NASDAQ.

        The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate for director and identifies nominees by consensus.

        The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for 2013. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2013.

Audit Committee

        The Audit Committee of the board met eight times in 2012. In 2012, the Audit Committee was comprised of V.B. Leister, Jr. (Chairman), Joseph M. Ambrose, George T. Shapland and Thomas G. Sloan. We expect that each current member of the Audit Committee will serve throughout 2013. Each of the current committee members is considered "independent" according to NASDAQ listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. The board of directors has determined that Mr. Ambrose qualifies as an "audit committee financial expert" under the regulations of the Securities and Exchange Commission based on his level of education and experience overseeing the preparation and audit of the financial statements of a sophisticated global enterprise, as described previously in this proxy statement.

        The responsibilities and functions of the Audit Committee and its activities during 2012 are described in detail under the heading "Report of the Audit Committee" in this proxy statement. The Audit Committee charter is available at our website at www.busey.com under "Investor Relations."

        The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee reviews and approves all related-party transactions, except for those lending relationships and transactions that are approved by the Bank's procedures. The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our auditors and tax accountants, McGladrey LLP, to First Busey or any of our affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance, tax and accounting services provided by other third parties. The pre-approval procedures also allow Mr. Leister, the committee's Chairman, to individually pre-approve services in the event that a meeting cannot be held prior to the necessary action.

Director Nominations and Qualifications

        In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement for the 2014 Annual Meeting, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 100 W. University Avenue, Champaign, Illinois 61820, no later than December 18, 2013. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

        A stockholder may otherwise nominate a director for election at the 2014 Annual Meeting by delivering written notice of the nomination to our Corporate Secretary, at the above address, between February 21, 2014 and March 24, 2014. The stockholder's notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. Once elected, each director is required to own stock in First Busey in an amount equal to two times his or her annual cash retainer of $20,000.

        For the 2013 Annual Meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board all ten incumbent directors. First Busey did not receive any stockholder nominations for directorships for the 2013 Annual Meeting.

Other Stockholder Proposals

        If a stockholder intends to present a proposal at First Busey's 2014 Annual Meeting and desires that the proposal be included in First Busey's proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and be received at First Busey's principal executive offices not later than December 18, 2013. As to any proposal that a stockholder intends to present to stockholders without inclusion in First Busey's proxy statement for the 2014 Annual Meeting, our Corporate Secretary must receive notice of such matter between February 21, 2014 and March 24, 2014. The notice must otherwise comply with our bylaws.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and stockholders. With the Chairman's assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit. Given the sound structure of the board's leadership, we do not believe there is a need for a distinct lead independent director role at this time.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition or risk-related behavior that may be affected by our compensation plans. Management is responsible for the day-to-day management of risks First Busey faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. We also have a Chief Risk Officer, who is responsible for the coordination and oversight of the organization's risk management processes. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team's senior risk officers regarding comprehensive organizational risk as well as particular areas of concern. The board's Executive Management Compensation and Succession Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are separately responsible for overseeing our credit risk.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing First Busey. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Code of Ethics

        We have a code of ethics in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The text of this code of ethics may be found under "Investor Relations" on our website at www.busey.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

DIRECTOR COMPENSATION

        Except for Messrs. Leister and Knox, non-employee directors who served on the board during 2012 each received a cash retainer of $20,000 and 2,200 restricted stock units ("RSUs") which vest over a twelve-month period following the grant date. Mr. Leister, who served as Chairman of the Audit Committee, and Mr. Knox, who served on the Director's Loan Committee, each received a cash retainer of $25,000 and 2,200 RSUs which vest over a twelve-month period following the grant date. Additionally, Messrs. Ambrose, Sloan and Shapland received additional cash retainers of $2,500, $2,100 and $1,300, respectively, for service on the Audit Committee. Mr. King, who joined the board on January 1, 2013, did not receive any compensation in 2012. During 2010, Mr. Lykins, who is Chairman of the Board, entered into a letter of understanding with First Busey that treats him as a non-officer, at-will employee of First Busey such that he does not receive director fees.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock-Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
(a)	(b)	(d)	(e)		(f)
Joseph M. Ambrose	$22,500	$10,516	—		$33,016
David J. Downey	$20,000	$10,516	—		$30,516
E. Phillips Knox	$25,000	$10,516	—		$35,516
V. B. Leister, Jr.	$25,000	$10,516	—		$35,816
Gregory B. Lykins	—	$35,518	$251,757	(5)	$287,275
August C. Meyer, Jr.	$20,000	$10,516	—		$30,516
George T. Shapland	$21,300	$10,516	—		$31,816
Thomas G. Sloan	$22,100	$10,516	—		$32,616

(1)
As our President and Chief Executive Officer, Mr. Dukeman receives no additional compensation for service on the board of directors. His compensation is included in the "Compensation of Named Executive Officers" section of this proxy statement.

(2)
Mr. King joined the board on January 1, 2013 and therefore did not receive any compensation in 2012.

(3)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of RSUs granted during 2012 valued in accordance with FASB ASC Topic 718. Pursuant to a letter of understanding between First Busey and Mr. Lykins, he is eligible for discretionary equity awards, as determined in the sole discretion of the Executive Management Compensation and Succession Committee.

(4)
The aggregate number of stock awards and RSUs outstanding at December 31, 2012 for each director was as follows:
Joseph M. Ambrose—27,000 stock options and 2,200 RSUs.
David J. Downey—58,150 stock options and 2,200 RSUs.
E. Phillips Knox—27,000 stock options and 2,200 RSUs.
V.B. Leister, Jr.—27,000 stock options and 2,200 RSUs.
Gregory B. Lykins—53,500 stock options and 7,497 RSUs.
August C. Meyer, Jr.—58,150 stock options and 2,200 RSUs.
George T. Shapland—58,150 stock options and 2,200 RSUs.
Thomas G. Sloan—35,650 stock options and 2,200 RSUs.

(5)
Pursuant to a letter of understanding between First Busey and Mr. Lykins, he receives an annual salary of $200,000 effective July 1, 2012 and is eligible for discretionary annual bonuses or equity awards, each as determined in the sole discretion of the Executive Management Compensation and Succession Committee. Mr. Lykins' total salary payments in 2012 were $186,539. Mr. Lykins also received the following benefits: $18,038 in group life and disability insurance premiums, $7,070 in a matching contribution to his 401(k) account, $4,962 in employer contributions to the First Busey Corporation Profit Sharing Plan, $472 in employer contributions to the ESOP, $34,532 to the First Busey Executive Deferred Compensation Plan and $144 in other benefits.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the board, the Audit Committee is responsible for: (i) the oversight of the quality and integrity of our accounting, auditing and financial reporting practices; (ii) the oversight of our internal and external auditors; (iii) the resolution of disagreements between management and the auditors regarding financial reporting; and (iv) the determination of the independence of the external auditors. During 2012, the Audit Committee met five times and also reviewed and discussed the interim financial information contained in each quarterly earnings announcement, as well as our audited financial statements for the year ended December 31, 2012, with management and the independent auditors.

        In discharging its oversight responsibility as to the audit process for the fiscal year ended December 31, 2012, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and First Busey that might bear on the auditor's independence as required by the Public Company Accounting Oversight Board, discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor's independence. The Audit Committee also discussed with management, the internal auditors and the independent auditor the quality and adequacy of First Busey's internal controls and internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

        The Audit Committee discussed and reviewed with the independent auditor all communications required to be discussed in accordance with Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received and discussed the written disclosures and the letter from our accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and our accounting firm, the Audit Committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee:

V. B. Leister, Jr. (Chairman)
Joseph M. Ambrose
George T. Shapland
Thomas G. Sloan

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 8, 2013, by all directors and director nominees, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each NEO and by all directors and executive officers as a group.

        The number of shares beneficially owned by each director, director nominee, 5% stockholder or NEO is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 8, 2013, through the exercise of any option or other right.

        Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest. In some cases, the person has disclaimed beneficial interest in certain of these shares.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percentage of Outstanding Shares
Board of Directors:
Joseph M. Ambrose	232,060	*
David J. Downey	823,851	*
Van A. Dukeman(2)	643,096	*
Stephen V. King	109,827	*
E. Phillips Knox(3)	364,179	*
V. B. Leister, Jr.(4)	122,743	*
Gregory B. Lykins(5)	3,287,634	3.8%
August C. Meyer, Jr.(6)	1,545,826	1.8%
George T. Shapland	1,094,556	1.3%
Thomas G. Sloan(7)	671,547	*
Other Named Executive Officers:
Robert F. Plecki, Jr.	116,952	*
John J. Powers	20,025	*
Christopher M. Shroyer	87,036	*
David B. White	167,919	*
All Directors and Current Executive Officers as a Group (17 Persons)	9,492,119	11.0%
Other Beneficial Owners of More than 5% of Our Common Stock:
Columbia Wanger Asset Management, L.P.(8)
227 West Monroe Street, Suite 3000 Chicago, IL 60606-5016	7,357,707	8.5%
Thomson, Horstmann & Bryant, Inc.(9)
501 Merritt 7 Norwalk, CT 06851	5,246,456	6.1%
Wellington Management Company, LLP(10) 280 Congress Street Boston, MA 02210	8,426,146	9.7%
Elisabeth M. Kimmel(11) C/O First Busey Corporation 100 W. University Ave. Champaign, IL 61820	6,483,632	7.5%

*
Less than one percent.

(1)
Includes shares that can be acquired through stock options available for exercise within 60 days of April 8, 2013, for the following individuals, in the amounts indicated below. As of the date of this proxy statement, the exercise price for all such options exceeded the trading price of First Busey's common stock.

Joseph M. Ambrose	27,000
David J. Downey	50,400
Van A. Dukeman	34,875
Stephen V. King	—
E. Phillips Knox	27,000
V. B. Leister, Jr.	27,000
Gregory B. Lykins	53,500
August C. Meyer	50,400
Robert F. Plecki, Jr.	18,600
John J. Powers	—
George T. Shapland	50,400
Christopher M. Shroyer	18,600
Thomas G. Sloan	27,900
David B. White	18,600
All directors and officers as a group	441,475
(2)
Includes 10,192 shares owned by Mr. Dukeman's spouse. Also includes 262,092 shares pledged as security pursuant to certain lending arrangements.

(3)
Includes 102,500 shares owned by Mr. Knox's spouse.

(4)
Includes 16,065 shares owned by Mr. Leister's immediate family. Also includes 3,375 shares owned by a business entity controlled by Mr. Leister over which he has voting power.

(5)
Includes 1,346,167 shares held in the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power and 1,299,043 shares held in the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power. Also includes 6,718 shares owned by Mr. Lykin's spouse and 525,000 shares pledged as security pursuant to certain lending arrangements.

(6)
Includes 706,964 shares held in grantor trusts over which Mr. Meyer has investment authority. Excludes 1,299,043 shares held by the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power. Also excludes 1,346,167 shares held by the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power.

(7)
Includes 1,645 shares owned by Mr. Sloan's spouse.

(8)
As reported on a Schedule 13G filed on February 14, 2013. Columbia Wanger Asset Management, L.P. has indicated that all such shares are held in its capacity as an investment adviser and disclaims beneficial ownership of such shares.

(9)
As reported on a Schedule 13G filed on February 12, 2013.

(10)
As reported on a Schedule 13G filed on February 14, 2013. Wellington Management Company, LLP has indicated that all such shares are held in its capacity as an investment adviser and are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent (5%) of the class of shares.

(11)
As reported to First Busey by Ms. Kimmel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. We believe that during 2012, our executive officers, directors and 10% stockholders timely filed all reports required to be filed under Section 16(a), except for one late initial filing on Form 3 and one additional late filing relating to one acquisition totaling an aggregate of 9,506 shares of common stock by Mr. John J. Powers, one late filing relating to five acquisitions totaling 50,000 shares of common stock by Mr. Downey, and one late filing relating to one disposition totaling 2,000 shares of common stock by Mr. Leister. Additionally, each of our directors and executive officers, except for Mr. King, filed a Form 5 on February 14, 2013 relating to the accumulation of dividend equivalent rights on any RSUs held by each respective individual on each dividend payment date on our common stock since 2010. The Form 5 filed by Mr. Meyer also reported four transactions which occurred in years prior to 2012, including two transactions involving gifts to family members and the purchase and conversion of shares of our Convertible Cumulative Preferred Stock, Series B. In making the foregoing statements, we have relied solely upon the written representations of our directors, executive officers and 10% stockholders and reports filed with the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion & Analysis ("CD&A") describes our compensation philosophy and policies for 2012 as applicable to our NEOs, as defined under Securities and Exchange Commission rules, who are listed in the Summary Compensation Table on page 28. This CD&A explains the structure and rationale associated with each material element of the total compensation of our NEOs, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A section.

2012 Business Highlights

        We take great pride in the extensive organizational transformation successfully executed by our associates during 2012. From launching a new sales model in our commercial banking division to continued strides in strengthening credit, we believe we have positioned ourselves for greater opportunities in the future. With the creation of Trevett Capital Partners, we have expanded our wealth services capabilities in Florida, while also investing in talent to promote our fee-based wealth, payment processing and cash management business in the Midwest. In addition, we completed a core data processing system conversion to support the developing product needs of our customers and the metrics needed to dynamically manage a growing business. While 2012 marked another year of challenging global and local economic conditions, First Busey's management team remained disciplined in its focus on capital, credit and efficiency.

  •
  Capital Management Strategies—We maintained a stable quarterly dividend of $0.04 per common share, consistent with recent years, providing an average annual yield of over 3%. In addition, we responded to tax uncertainty at the end of 2012 on behalf of our stockholders by accelerating payment of our first quarter 2013 dividend to December 2012 and paying an additional $0.04 per common share for a combined payment of $0.08 per common share. Furthermore, as of December 31, 2012, we remained well-capitalized, exceeding regulatory standards with a Tier 1 Capital ratio of 17.34%.

  •
  Credit Quality—Our commitment to credit quality remains strong. Our non-performing loans declined approximately 34% to $25.4 million at December 31, 2012 from $38.5 million at December 31, 2011. That decline drove an improvement in non-performing assets, which were down to 1.39% of loans and other non-performing assets at December 31, 2012 compared to 2.28% at December 31, 2011.

  •
  Efficiency Initiatives—Following an extensive analysis, we closed two limited service branches and one full service branch at the end of the fourth quarter of 2012. We also finalized plans to close four more branches in strategic markets spread across Illinois during the second quarter of 2013. We engaged in a renewed focus to carefully reexamine the structure of First Busey, asking ourselves the tough questions that ultimately drive healthy change; tactically growing in some areas while contracting in others. We committed to reduce our workforce in select areas based on our collective vision of the strongest path for broad-based future strength, profitability and growth, while renewing our strong commitment to superior customer service. To help support a steady earnings flow, we elected to offset some of the exit costs related to these efficiency initiatives with securities gains.

        In 2013 we will continue to monitor our investments and revenue growth with the greatest of care as we strive to deliver optimal value to our stockholders. We will hold ourselves accountable for performance results as we nurture and build upon our strategies for long-term growth.

2012 Compensation Highlights

  •
  NEO bonuses for the 2011 performance period were finalized mid-year after review of financial results for all of 2011 and for the first quarter of 2012.

  •
  NEOs did not receive any salary increase during 2012.

  •
  Equity grants were made in 2012 to each of the NEOs consistent with prior practice to continue alignment with our stockholders.

2013 Compensation Highlights

  •
  Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, effective April 1, 2013, the salary for each of the five NEOs was reduced by 5%.

  •
  Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, no bonuses will be paid to the NEOs for the 2012 performance period.

  •
  Equity grants for 2013 will be determined mid-year, consistent with prior practice to continue emphasizing aligning the interests of our NEOs with those of our stockholders.

Regulatory Impact on Compensation

        The Executive Management Compensation and Succession Committee made many important decisions in 2012 and 2013 affecting the compensation of our NEOs. These decisions were the result of many factors, including our financial performance as discussed throughout this CD&A. To more fully understand the decisions of the committee with respect to compensation during 2012 and 2013, the committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.

        As a publicly-traded financial institution, First Busey must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require First Busey and the Executive Management Compensation and Succession Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment in our compensation decisions is not a recent development.

        Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness standards"), the Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution's overall financial condition.

        In addition to the Safety and Soundness standards, the Executive Management Compensation and Succession Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the "Guidance"). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to complement the Safety and Soundness standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution's attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

        The Executive Management Compensation and Succession Committee, with the assistance of its advisors and First Busey's management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). While the committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finalized or issued. The committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness standards and the framework of the Guidance. As such, the committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.

        Finally, in addition to the foregoing, as a publicly-traded corporation, First Busey is also subject to the Securities and Exchange Commission's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey.

        The Executive Management Compensation and Succession Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for First Busey's NEOs. In this regard, the committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into First Busey's compensation programs for our NEOs. The committee believes First Busey has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

Role of the Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs, including reviewing and approving compensation levels, evaluating the performance of our NEOs and considering senior management succession issues. The committee acts pursuant to a charter that has been approved by our full board and can be found under the investor relations section of our website www.busey.com. The committee is composed of nonmanagement, independent members of the board and none of the NEOs are members of the committee.

Compensation Philosophy and Objectives

        We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders. We believe that the most effective compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by First Busey, and that aligns executives' interests with those of our stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.

        The Executive Management Compensation and Succession Committee has worked with our management to design compensation programs for all employees that encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. Additionally, the committee evaluates both performance and compensation to ensure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our compensation peers and that we maintain our ability to attract and retain superior employees in key positions. The primary objectives of our executive compensation policies are:

  •
  to provide market-based compensation to attract, retain, and motivate highly-qualified executives;

  •
  to reward executives based upon our financial performance at levels competitive with peer companies;

  •
  to provide incentives for executive officers to work toward targeted successful annual results and strategic objectives;

  •
  to create opportunity and incentive for our executive officers to be long-term stockholders;

  •
  to align executive compensation with increases in stockholder value, as measured by favorable long-term results and continued strengthening of First Busey's financial condition; and

  •
  to provide flexibility to recognize, differentiate and reward individual performance.

        We compensate our executives through a mix of base salary, annual cash incentive awards, equity compensation and other benefits and perquisites designed to reward performance and to be competitive with our compensation peers and to align management's incentives with the long-term interests of our stockholders, all in accordance with the regulatory requirements described above.

        Because we believe that our executives' compensation should be tied to the success of First Busey and increases in stockholder value, a significant percentage of total compensation has historically been allocated to incentive compensation. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the Executive Management Compensation and Succession Committee reviews information such as that referenced above with respect to our compensation peer group to determine the appropriate level and mix of incentive compensation.

        At First Busey's 2012 Annual Meeting, the nonbinding, advisory proposal to approve the compensation of certain of our executive officers received the approval of approximately 90% of the shares having voting power and present at the meeting. First Busey, the board and the Executive Management Compensation and Succession Committee pay careful attention to communications received from stockholders regarding executive compensation, including the nonbinding, advisory vote. First Busey considered the positive result of the 2012 advisory vote on executive compensation, but not for specific 2012 compensation decisions. Based on this consideration and other factors described in this CD&A, the committee did not alter the policies or structure for the NEOs' compensation for 2012.

Compensation Process

        As described above, the Executive Management Compensation and Succession Committee is responsible for overseeing our executive compensation programs. Each year the Chief Executive Officer presents to the committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the current year. In conducting its review, the committee considers quantitative performance results, achievement of individual qualitative goals, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The committee also reviews tally sheets that detail the executives' total target and actual compensation for the year. The use of tally sheets allows the committee to have a complete understanding of the executives' compensation and is valuable in the assessment of past and current compensation and how it relates to each executive's duties and responsibilities.

        Generally, base salaries and annual cash incentive awards are reviewed in the spring of each year following the regulatory process that closes our prior fiscal year. Any changes made to the base salaries are normally effective immediately following approval.

        Equity awards, generally consisting of stock options, restricted stock or RSUs generally are granted in the middle of each year. Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Executive Management Compensation and Succession Committee meeting immediately following the hiring or promotion. Equity awards were granted to our NEOs during July of 2012.

        Peer Comparison.    In establishing compensation, in June 2010, May 2011, and May 2012, the Executive Management Compensation and Succession Committee utilized an external consultant, Frederic W. Cook & Co., Inc., to assist in the establishment of benchmarks and collection of external market data on a market reference group. Our compensation peer group currently consists of 17 similar publicly-traded financial companies, based on asset size, that provide banking and related services in a similar market area as First Busey. Our compensation peers (for the 2012 study) were as follows:

1st Source Corp. (South Bend, IN)	First Midwest Bancorp, Inc. (Itasca, IL)	Old National Bancorp (Evansville, IN)
Pinnacle Financial Partners, Inc. (Nashville, TN)	CenterState Banks, Inc. (Davenport, FL)	Community Trust Bancorp, Inc. (Pikeville, KY)
Lakeland Financial Corp. (Warsaw, IN)	Heartland Financial USA, Inc. (Dubuque, IA)	Chemical Financial Corporation (Midland, MI)
Great Southern Bancorp, Inc. (Springfield, MO)	First Merchants Corp. (Muncie, IN)	Taylor Capital Group, Inc. (Rosemont, IL)
Bank Mutual Corp. (Milwaukee, WI)	MainSource Financial Group, Inc. (Greensburg, IN)	Republic Bancorp (Louisville, KY)
First Financial Corp. (Terre Haute, IN)	Enterprise Financial Services Corp. (St. Louis, MO)

        The Executive Management Compensation and Succession Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of NEOs. Instead, the committee evaluates the market data prepared by Frederic W. Cook & Co., Inc., along with the other factors listed in this discussion to determine the appropriate compensation levels of each of the NEOs.

        Role of Executive Officers in Compensation Decisions.    The Executive Management Compensation and Succession Committee is ultimately responsible for all compensation decisions affecting the NEOs. Our Chief Executive Officer annually reviews with the committee the performance of each other NEO. This review is generally based on each executive's individual performance and contribution toward our performance during the year. Based on these reviews, the Chief Executive Officer makes specific recommendations to the committee regarding adjustments to the base salary and annual cash incentive award amounts. The committee takes the reviews and recommendations under advisement and exercises its discretion in modifying any recommended adjustments or awards to executives. The Chief Executive Officer does not participate in or make recommendations with respect to his own compensation. The committee independently reviews the performance of our Chief Executive Officer. As with the reviews of all other NEOs, this review is generally based on the Chief Executive Officer's individual performance and contribution toward our performance during the year. Based on the review, the committee determines in its sole discretion whether to make adjustments to the base salary and annual cash incentive award amounts for the Chief Executive Officer.

Components of Total Compensation

        The Executive Management Compensation and Succession Committee believes executive compensation packages provided by First Busey to its executives, including the NEOs, should include both cash and equity compensation that reward performance as measured against established corporate and personal goals. By dividing compensation between cash and noncash, or equity, compensation, the committee hopes to incent executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey's executives. For 2012, the principal components of compensation for our NEOs were:

  •
  base salary;

  •
  cash incentive compensation;

  •
  equity incentive compensation; and

  •
  benefits and other perquisites.

        Base Salary.    We provide our NEOs and other employees with base salary to compensate them for services rendered during the year. During its review of base salaries for NEOs, including in the context of negotiating contractual terms with individuals, the Executive Management Compensation and Succession Committee primarily considers:

  •
  individual scope of responsibility;

  •
  years of experience;

  •
  market data, such as that obtained from a review of our compensation peers;

  •
  internal review of the executive's compensation, both individually and relative to other officers; and

  •
  individual performance of the executive.

        Salary levels are typically considered annually as part of First Busey's performance review process as well as upon a promotion or other change in job responsibility.

        Cash Incentive Compensation.    All employees who do not participate in an incentive program are eligible to participate in our bonus program, under which they can receive cash incentive compensation, normally in the form of a bonus payment. Bonus awards are cash-based awards, which are based on achievement of earnings-per-share or other corporate performance goals and achievement of individual goals, which are intended to award achievement of short-term company-wide goals that lead to increases in stockholder value.

        Participants in the bonus program typically receive awards based on the achievement by First Busey of specified diluted earnings per share targets or other corporate goals. The earnings per share target is generally set in the spring of each year by the Executive Management Compensation and Succession Committee. Due to the condition of the financial markets, the committee did not establish any performance goals for 2011 or 2012. Each year, typically during the first half of the year, the committee and board set a bonus pool that is the aggregate amount eligible to be paid out to all employees in cash incentive awards. Historically, the bonus pool has been determined based upon comparison with cash incentive payments of the compensation peer group, contractual requirements and financial performance targets. The amount of an individual's potential incentive award is generally based on a participant's position.

        The board has retained the discretion to adjust any awards determined by the formula to ensure that the final awards made to particular participants are consistent with those made to other executives and to make adjustments to the financial performance objectives for extraordinary events. Individual performance is considered in determining final awards for all bonus program participants.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. Our equity compensation programs are also intended to support pay-for-performance, foster employee stock ownership and focus the management team on increasing value for the stockholders. In addition, the committee believes that equity compensation provides balance to the total direct compensation structure, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.

        Traditionally, we have granted stock options/RSUs to our NEOs under our various equity incentive plans. First Busey adopted the First Busey Corporation 2010 Equity Incentive Plan (the "2010 Plan") on March 16, 2010, which our stockholders approved on May 19, 2010. Following the approval of the 2010 Plan by our stockholders, First Busey stopped making any additional grants under the prior plans. Prior plans include: the First Busey Corporation 1993 Restricted Stock Award Plan, the First Busey Corporation 1999 Stock Option Plan, the Main Street Trust, Inc. 2000 Stock Incentive Plan, and the First Busey Corporation 2004 Stock Option Plan. Our equity incentive plans are designed to encourage ownership of our common stock by our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel. All of our employees and directors and those of our subsidiaries are eligible to receive awards under the plans.

        All of our equity plans are administered by the Executive Management Compensation and Succession Committee. Grants are generally at the discretion of the board, and generally are made subsequent to the annual stockholders' meeting. We believe it is important to make awards at similar times each year to ensure that the timing of awards does not affect their value. However, in order to first assess performance through the first quarter of 2012, equity grants were not made until July of 2012.

        Equity awards are generally based on recommendations of the Executive Management Compensation and Succession Committee and approved by the full board. When making award decisions, the committee considers the nature of the services rendered or to be rendered by the employee, and the employee's present and potential contributions to the success of First Busey.

        We do not currently have a formal policy regarding equity or other security ownership requirements for our NEOs that are not also directors.

        Benefits and Other Perquisites.    The NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing and 401(k) Plan (the "401 (k) Plan"). The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2012, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit sharing element of the 401(k) Plan.

        We maintain an Employee Stock Ownership Plan (the "ESOP") that is available to all eligible full-time employees in accordance with terms required under the Internal Revenue Code. NEOs were eligible and participated during 2012 in the ESOP under the same terms as all other eligible employees. Under the terms of the ESOP, which reflect applicable requirements of the Internal Revenue Code, unrestricted ESOP shares are allocated to eligible employees annually based upon their salary for the year, as it compares to total salaries for all eligible employees.

        All NEOs are provided with death benefits under portable term life insurance policies. The premiums on the term life insurance policies are paid by First Busey on behalf of the covered employee, so long as they remain employed by First Busey.

        Deferred Compensation Plan.    First Busey's Executive Deferred Compensation Plan provides a means for participants to voluntarily defer a portion of their salary or bonus. This plan is an unfunded, nonqualified deferred compensation arrangement, which provides for company contributions similar to the 401(k) Plan.

        Generally, a participant in the plan will be entitled to receive the value of his or her account at the time of termination. However, in general, if a participant terminates prior to attaining age 55 and accumulating at least five years of total service, the value of earnings credited to his or her account will be recalculated. The default payment schedule under the plan is 120 monthly installments, although a participant can elect to extend the payment schedule in certain circumstances.

        Change in Control Benefits.    Each of Messrs. Dukeman, Plecki, Powers and Shroyer is a party to an agreement that provides for certain payments and benefits if his employment is terminated following a change in control. Mr. White does not have an employment agreement or a change in control agreement, though he did prior to March 4, 2009. In each instance, if the NEO's employment is terminated by us or the NEO within one year of a change in control of First Busey, the NEO is entitled to receive certain cash payments and other benefits. The purpose of these payments and benefits is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even though their own employment may not be secure following such transaction. Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control. Further, pursuant to his employment agreement which has been in place since 2006, Mr. Dukeman is also entitled to a tax gross-up, which provides generally that, if he receives payments or benefits in connection with a change in control of First Busey, to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (commonly known as a "gross-up") that will offset, on an after-tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code.

Impact of Accounting and Tax Issues on Executive Compensation

        In setting each individual executive's compensation levels, we consider a variety of accounting and tax issues. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the Chief Executive Officer and our next three highest paid officers (but excluding, in all cases, the Chief Financial Officer), to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as "performance-based compensation." Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2012 Compensation Determinations

        Base Salaries.    Due to the continuing instability in the financial markets, the Executive Management Compensation and Succession Committee decided to wait until mid-2012 to make salary adjustments and equity grants to our NEOs. At that time, it was decided the base salaries of the NEOs would remain at the 2011 levels.

        Base salaries for each NEO, which have been effective since July 1, 2011 unless otherwise noted, are set forth below:

Executive Officer	Salary
Van A. Dukeman	$550,000
Robert F. Plecki, Jr.	$275,000
John J. Powers(1)	$237,000
Christopher M. Shroyer	$275,000
David B. White	$275,000

(1)
The salary information for Mr. Powers became effective on December 29, 2011, which was his first date of employment with First Busey.

        Cash Incentive Compensation.    As noted in our 2012 proxy statement, the Executive Management Compensation and Succession Committee chose to wait until financial results were finalized for both year-end 2011 and the first quarter of 2012 before making a final determination with respect to discretionary annual cash bonuses for the 2011 performance period. In August 2012, such discretionary bonuses were paid to Messrs. Dukeman, Plecki, Powers, Shroyer, and White, respectively, in the following amounts: $90,000; $65,000; $50,000; $55,000; and $55,000.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that incentive compensation should be an important part of compensation for the leaders of First Busey, both short-term, cash-based programs and long-term, equity-based programs. The committee and board want the incentives to be appropriate and reasonable relative its peers. During July of 2012, First Busey granted discretionary restricted stock unit equity awards to the NEOs as reflected in the "Grants of Plan-Based Awards" table on page 29, in order to reward strong performance.

2013 Compensation Determinations

        Base Salaries.    Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, the base salary for each of the NEOs was reduced by 5%, effective April 1, 2013. The committee believes these salary reductions help to set the appropriate tone for the organization by demonstrating the NEOs personal commitment and accountability to First Busey's expense control initiatives.

        Cash Incentive Compensation.    Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, it was determined that no bonuses would be paid to the NEOs for the 2012 performance period.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that long-term, equity-based compensation should be an important part of compensation for the leaders of First Busey. Consistent with past practices, the committee will not make 2013 equity grants until mid-year.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE REPORT

        We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussion with management, we have recommended to the board of directors that the CD&A be included in this proxy statement.

Submitted by:

The First Busey Corporation Executive Management Compensation and Succession Committee

Joseph M Ambrose, Chairman
David J. Downey
August C. Meyer, Jr.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables quantify and discuss the compensation components provided to our NEOs. All tables should be read in conjunction with the CD&A above. The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow.

Summary Compensation Table

        The following table sets forth information concerning the compensation of our NEOs—which consist of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers—in 2012. Salary includes amounts deferred at the officer's election.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Compensation ($)
Van A. Dukeman	2012	$550,000	$90,000	$125,000	—	$27,919	$25,799	$818,718
President and Chief	2011	$520,385	—	$250,000	—	$17,015	$25,016	$812,416
Executive Officer	2010	$443,846	—	$225,000	—	$13,859	$35,866	$718,571
Robert F. Plecki, Jr.	2012	$275,000	$65,000	$60,000	—	$6,441	$22,401	$428,842
Chief Operating	2011	$261,538	—	$131,250	—	$3,480	$21,888	$418,156
Officer and Chief	2010	$241,923	—	$60,000	—	$2,397	$25,382	$329,702
Credit Officer
John J. Powers	2012	$229,708	$50,000	$50,000	—	—	$13,318	$343,026
General Counsel
Christopher M. Shroyer	2012	$275,000	$55,000	$60,000	—	$7,870	$21,332	$419,202
President and Chief	2011	$261,538	—	$131,250	—	$4,384	$20,871	$418,043
Executive Officer of	2010	$204,231	—	$60,000	—	$3,221	$22,063	$289,515
Busey Bank
David B. White	2012	$275,000	$55,000	$60,000	—	$20,697	$25,925	$436,622
Chief Financial	2011	$261,538	—	$131,250	—	$12,607	$25,100	$430,495
Officer	2010	$212,308	—	$60,000	—	$10,591	$26,257	$309,156

(1)
Mr. Powers was not an NEO prior to 2012.

(2)
Represents a discretionary bonus for the 2011 performance period that was not determined until July 2012 after the Executive Management Compensation and Succession Committee could reflect on final financial results for 2011, as well as financial results for the first quarter of 2012. These amounts reflect no bonuses being paid with respect to the 2012 performance period.

(3)
Represents the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2012.

(4)
Represents above-market interest on deferred compensation. Interest under the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or any successor thereto). If that rate is no longer published or no longer deemed appropriate by the Executive Management Compensation and Succession Committee, the committee may select a substantially similar rate. During 2012, interest under the First Busey Executive Deferred Compensation Plan accrued at a rate of 6.05% per annum.

(5)
All other compensation for the NEOs during the 2012 fiscal year is summarized in the table immediately below.

Name	Life and Disability Insurance	Employer Contributions to Retirement Plans(a)	Wellness Benefits	Total All Other Compensation
Van A. Dukeman	$6,810	$18,845	$144	$25,799
Robert F. Plecki, Jr.	$3,412	$18,845	$144	$22,401
John J. Powers	$4,228	$9,090	—	$13,318
Christopher M. Shroyer	$2,487	$18,845	—	$21,332
David B. White	$7,080	$18,845	—	$25,925

(a)
Includes matching and profit sharing contributions to the 401(k) Plan, employer contributions to the ESOP and matching contributions to the First Busey Executive Deferred Compensation Plan.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of awards made to our NEOs during 2012 under First Busey's plans.

Name	Type of Award(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(6)
Van A. Dukeman	RSUs	July 24, 2012	26,483	(2)	125,000
Robert F. Plecki, Jr.	RSUs	July 24, 2012	12,712	(2)	60,000
John J. Powers	RSUs	January 24, 2012	3,169	(3)	16,669
	RSUs	January 24, 2012	3,169	(4)	16,669
	RSUs	January 24, 2012	3,168	(5)	16,662
Christopher M. Shroyer	RSUs	July 24, 2012	12,712	(2)	60,000
David B. White	RSUs	July 24, 2012	12,712	(2)	60,000

(1)
All recipients earn quarterly dividends on their respective RSUs. As recipients do not have actual dividend rights until the shares are transferred in connection with the RSUs, dividends earned are referred to as dividend equivalents. These dividend equivalents are accrued during the vesting period and are subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate. Therefore, dividends earned each quarter compound based upon the updated share balances. Dividend equivalents are reinvested at the stock's market price on the dividend payment date.

(2)
Awards vest July 24, 2017 with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability.

(3)
Awards vested January 24, 2013 with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability.

(4)
Awards vest January 24, 2014 with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability.

(5)
Awards vest January 24, 2015 with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability.

(6)
Represents the aggregate grant date fair value of stock and option awards for the year ended December 31, 2012, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning the exercisable and unexercisable stock options and unvested stock awards held by the NEOs as of December 31, 2012. Market values are presented as of the end of 2012 for outstanding stock awards (based on a closing price of First Busey's common stock on December 31, 2012 of $4.65).

	OPTION AWARDS				STOCK AWARDS(1)
Name	Number of Securities Underlying Unexercised Options—(#) Exercisable	Number of Securities Underlying Unexercised Options—(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Van A. Dukeman	7,750	—	$16.00	03/18/2013	—		—
	11,625	—	$19.74	02/17/2014	—		—
	11,625	—	$19.09	02/15/2015	—		—
	11,625	—	$19.41	02/21/2016	—		—
	—	—	—	—	121,110		$563,162
Robert F. Plecki, Jr.	1,550	—	$16.03	04/15/2013	—		—
	4,650	—	$16.00	03/18/2013	—		—
	6,200	—	$19.74	02/17/2014	—		—
	6,200	—	$19.09	02/15/2015	—		—
	6,200	—	$19.41	02/21/2016	—		—
	—	—	—	—	50,155		$233,221
John J. Powers	—	—	—	—	9,506		$44,203
Christopher M. Shroyer	1,550	—	$16.03	04/15/2013	—		—
	4,650	—	$16.00	03/18/2013	—		—
	6,200	—	$19.74	02/17/2014	—		—
	6,200	—	$19.09	02/15/2015	—		—
	6,200	—	$19.41	02/21/2016	—		—
	—	—	—	—	50,155		$233,221
David B. White	4,650	—	$16.00	03/18/2013	—		—
	6,200	—	$19.74	02/17/2014	—		—
	6,200	—	$19.09	02/15/2015	—		—
	6,200	—	$19.41	02/21/2016	—		—
	—	—	—	—	50,155	(2)	$233,221

(1)
All stock award grants reflected in this table represent RSUs with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability. See "Potential Payments Upon Termination or Change in Control Disclosure" on page 31 for further information. All unvested stock awards reflected in this table do not include dividend equivalents earned during the vesting period. Vesting dates by NEO are as follows:

Van A. Dukeman—47,368 units on July 12, 2015, 23,630 units on July 13, 2016, 23,629 units on July 13, 2013 and 26,483 units on July 24, 2017.

Robert F. Plecki, Jr.—12,632 units on July 12, 2015, 10,633 units on July 13, 2016, 14,178 units on July 13, 2013 and 12,712 units on July 24, 2017.

John J. Powers—3,169 units on January 24, 2013, 3,169 units on January 24, 2014 and 3,169 units on January 24, 2015.

  Christopher M. Shroyer—12,632 units on July 12, 2015, 10,633 units on July 13, 2016, 14,178 units on July 13, 2013 and 12,712 units on July 24, 2017.

  David B. White—12,632 units on July 12, 2015, 10,633 units on July 13, 2016, 14,178 units on July 13, 2013 and 12,712 units on July 24, 2017.

(2)
In addition to the vesting and settlement terms described in Note 1 immediately above, Mr. White's RSUs reflected in this table also vest upon Mr. White's retirement, if such retirement occurs following the second anniversary of the grant date of the units.

Option Exercises and Stock Vested in 2012

        The NEOs did not exercise any stock options and did not have any vesting of stock awards in 2012.

Nonqualified Deferred Compensation Table

        The following table sets forth information concerning NEO benefits under the First Busey Executive Deferred Compensation Plan. A description of the First Busey Executive Deferred Compensation Plan can be found in the CD&A.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)
Van A. Dukeman	$36,500	—	$47,178	$846,122
Robert F. Plecki, Jr.	$27,500	—	$10,876	$204,411
John J. Powers	—	—	—	—
Christopher M. Shroyer	$27,500	—	$13,291	$246,755
David B. White	$41,800	—	$34,969	$633,958

(1)
Amounts reflect contributions of deferred salary and are included in the "Salary" column, in the Summary Compensation Table for fiscal year 2012.

(2)
Amounts reflect First Busey's matching contributions under the First Busey Executive Deferred Compensation Plan, and are included in the "All Other Compensation" column, in the Summary Compensation Table for fiscal year 2012.

(3)
In addition to regular interest and other earnings accrued during 2012, amounts include above-market earnings under the First Busey Executive Deferred Compensation Plan, which above-market earnings are also reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table for fiscal year 2012.

        The First Busey Executive Deferred Compensation Plan was designed, in part, to assist our executives with retirement planning. Under terms of the First Busey Executive Deferred Compensation Plan, participants are entitled to defer up to 15% of their salary and bonus. As of December 31, 2012, deferred amounts accrue interest at a rate of 6.05% per annum. The "Aggregate Balance at Last FYE" column represents the amount due our NEOs as of December 31, 2012.

Potential Payments Upon Termination or Change in Control Disclosure

        Each of Messrs. Dukeman, Plecki, Powers and Shroyer have employment agreements that provide for certain severance payments following certain termination events, including a termination following a "change in control" of First Busey. Each of Messrs. Dukeman, Plecki, Powers and Shroyer is subject to a one-year noncompetition covenant following the termination of his respective employment.

        Mr. Dukeman' s agreement provides that if he is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death, he or his named beneficiary will receive an amount equal to the sum of his annual base salary plus the amount of his most recent performance bonus; and if such termination occurs prior to the end of the current agreement term, the value of contributions under First Busey's retirement and employee benefit plans that would have been made through such term if he remained employed (the "Dukeman Severance Payment"). Mr. Dukeman will also be entitled to receive company-paid life, health and disability insurance for one year following the effective date of his termination. Additionally, under his employment agreement, Mr. Dukeman will be entitled to receive the difference between the severance amounts described in the preceding two sentences and the greater of $900,000 and three times the Dukeman Severance Payment if his employment is terminated by First Busey without cause, by him due to constructive discharge or due to his disability or death, in each case within the 18-month period before a change in control of First Busey. Mr. Dukeman will be entitled to receive the greater of $900,000 and three times the Dukeman Severance Payment if (a) his employment terminates for any reason within the one-year period after a change in control or (b) his employment is terminated by First Busey for any reason within the 18-month period before or at any time after a change in control of First Busey. Mr. Dukeman will also be entitled to receive life, health and disability insurance for the three years following the effective date of such termination. Mr. Dukeman will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement for the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.

        Mr. Plecki's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Plecki Severance Payment"). Mr. Plecki will also be entitled to receive continued health insurance for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Plecki's employment without cause or if he terminates due to constructive discharge within one year after a change in control, Mr. Plecki will be entitled to receive an amount equal to two times the Plecki Severance Payment. Mr. Plecki will also be entitled to receive continued health insurance for a period of two years following the effective date of such a termination.

        Mr. Powers' agreement provides that, in the event that he is terminated without cause or if he terminates for good reason, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary (the "Powers Severance Payment"). Mr. Powers will also be entitled to receive continued health insurance for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Powers' employment without cause or if he terminates for good reason within one year after a change in control, Mr. Powers will be entitled to receive an amount equal to two times the Powers Severance Payment. Mr. Powers will also be entitled to receive continued health insurance for a period of 18 months following the effective date of such a termination.

        Mr. Shroyer's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Shroyer Severance Payment"). Mr. Shroyer will also be entitled to receive continued health insurance for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Shroyer's employment without cause or if he terminates due to constructive discharge within one year after a change in control, Mr. Shroyer will be entitled to receive an amount equal to two times the Shroyer Severance Payment. Mr. Shroyer will also be entitled to receive continued health insurance for a period of two years following the effective date of such a termination.

        The following table shows potential payments to our NEOs following certain termination events, including a termination following a change in control of First Busey. The amounts shown assume that termination was effective as of December 31, 2012, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

Name	Type of Payment	Involuntary Termination (No Change in Control)	Termination Due to Disability or Death	Involuntary Termination (Change in Control)	Voluntary Termination (Change in Control)	Change in Control (No Termination)
Van A. Dukeman	Cash Severance Payment	$658,845	$658,845	$1,976,535	$1,976,535	—
	Life, Health & Disability	$19,242	$19,242	$57,726	$57,726	—
	Gross-Up Payment(1)	—	—	$814,480	$814,480	—
	Acceleration of Equity Awards	—	$563,162	—	—	$563,162
Robert F. Plecki, Jr.	Cash Severance Payment	$358,845	—	$717,690	—	—
	Life, Health & Disability	$6,833	—	$13,667	—	—
	Acceleration of Equity Awards	—	$233,221	—	—	$233,221
John J. Powers	Cash Severance Payment	$237,000	—	$474,000	—	—
	Life, Health & Disability	$6,833	—	$10,037	—	—
	Acceleration of Equity Awards	—	$44,203	—	—	$44,203
Christopher M. Shroyer	Cash Severance Payment	$348,845	—	$697,690	—	—
	Life, Health & Disability	$6,833	—	$13,667	—	—
	Acceleration of Equity Awards	—	$233,221	—	—	$233,221
David B. White	Cash Severance Payment	—	—	—	—	—
	Life, Health & Disability	—	—	—	—	—
	Acceleration of Equity Awards	—	$233,221	—	—	$233,221

(1)
Estimated calculation based on a federal tax rate of 35.0%, state income tax rate of 5.0%, Medicare tax rate of 1.5% and excise tax of 20.0%.

        As reflected in the table above, each NEO's outstanding RSUs, as reflected in the "Outstanding Equity Awards at Fiscal Year End" table on page 30 vest upon a change in control of First Busey or upon a termination of the officer's service due to the officer's death or disability. Mr. White's RSUs also vest upon his retirement if such retirement occurs following the second anniversary of the grant date of the units.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        During 2012, the following individuals served as members of the Executive Management Compensation and Succession Committee: Joseph M. Ambrose (Chairman), David J. Downey, and August C. Meyer, Jr. None of these individuals has ever served as an officer or employee of First Busey or any of our subsidiaries. Additionally, none of these individuals has any relationships with First Busey or any of our subsidiaries requiring disclosure under "Certain Relationships and Related-Person Transactions" below, except as discussed in such section with respect to Mr. Meyer. The Executive Management Compensation and Succession Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

PROPOSAL 2:
NONBINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

        Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as First Busey, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In a nonbinding advisory vote on the frequency of say-on-pay votes held at our 2012 Annual Meeting, our stockholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board has determined that we will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at our 2018 Annual Meeting.

        As described in more detail in the CD&A section of this proxy statement, the overall objectives of First Busey's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2012. The Executive Management Compensation and Succession Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our NEOs in fiscal 2012 reflects and supports these compensation policies and procedures.

        The following resolution is submitted for stockholder approval:

  "RESOLVED, that First Busey Corporation's stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Compensation of Named Executive Officers' contained in First Busey's proxy statement dated April 17, 2013."

        Approval of this resolution requires the affirmative vote of a majority of shares having voting power present at the 2013 Annual Meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Executive Management Compensation and Succession Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation

        The board of directors recommends stockholders vote to approve the overall compensation of our NEOs by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 AUDIT AND RELATED FEES

        During the period covering the fiscal years ended December 31, 2012 and 2011, McGladrey LLP performed the following professional services for First Busey for which we paid the following amounts:

	2012	% of Total Fees	2011	% of Total Fees
Audit Fees(1)	$444,250	87%	$442,500	90%
Audit-Related Fees(2)	$13,475	2%	$9,500	2%
Tax Fees(3)	$55,145	11%	$38,800	8%
All Other Fees	—	—	—	—

Total Fees	$512,870	100%	$490,800	100%

(1)
Audit fees consist of fees for professional services rendered for the integrated audit of First Busey Corporation's consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development ("HUD") and Small Business Lending Fund ("SBLF") requirements, review of First Busey Corporation's quarterly reports on Form 10-Q, annual report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements such as Forms S-3 and related prospectuses.

(2)
Audit-related fees are principally for annual agreed upon procedures for the trust department and assistance with unique accounting guidance relative to regulatory capital.

(3)
Tax services fees consist of compliance fees for the preparation of original and amended federal and state tax returns, claims for refunds and tax planning services.

        A representative of McGladrey LLP is expected to be present at the 2013 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. We expect to appoint McGladrey LLP as our independent registered public accounting firm for 2013 upon review and approval of an engagement letter by the Audit Committee.

Audit Committee Pre-Approval Policy

        Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey's auditors and tax accountants, McGladrey LLP, to First Busey or any of its affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance, tax and accounting services provided by other third parties. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, which is Mr. Leister.

        In 2012, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, procedures required to comply with HUD and SBLF requirements, review of financial statements included in our quarterly reports on Form 10-Q, annual report on Form 10-K and services normally provided by the independent auditor in connection with statutory and regulatory filings. Pre-approved services also included audit-related, agreed-upon procedures performed for our trust company subsidiary and assistance with unique accounting guidance relative to regulatory capital. Pre-approved tax services were related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning and tax advice. There were no other services that were required to be pre-approved by the committee.

 CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

        The board has adopted a policy for review, approval and monitoring of transactions involving First Busey and "related persons" (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

        Under the policy, the Audit Committee is responsible for reviewing and approving all reportable transactions with any related persons. In considering the transaction, the Audit Committee will take into account all relevant factors, including whether the transaction is on terms comparable to those available to an unaffiliated third party. In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any transaction with a related person up to $120,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity, and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Audit Committee.

        During 2012, Mr. Knox, a director of First Busey, and an attorney with Tummelson Bryan & Knox, LLP, Urbana, Illinois, provided legal and certain consulting services to First Busey. We paid $137,634 in fees to Tummelson Bryan & Knox, LLP for such services during 2012.

        First Busey is also a party to a lease with an entity in which Midwest Television, Inc. (of which Mr. Meyer is the Chairman and his daughter is the President and a controlling stockholder) is a 50% partner. The aggregate payments made by First Busey pursuant to that lease were approximately $427,890 in 2012. Additionally, First Busey is a party to a lease arrangement with another entity with which Messrs. Meyer and Lykins have a relationship, the payments under which were insignificant in 2012. We believe that the terms of these leases are no less favorable to First Busey or its subsidiaries than would have been obtained from non-affiliated parties and that the leases do not prevent Mr. Meyer from being deemed to be an independent director.

        Our directors and executive officers and their associates were customers of, and had transactions with, First Busey and our subsidiaries, including Busey Bank, in the ordinary course of business during 2012. Additional transactions may be expected to take place in the future. In the opinion of management, all outstanding loans, commitments to loan, transaction in repurchase agreements, certificates of deposit and depository relationships, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present unfavorable features. All such loans are approved by Busey Bank's board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other nonlending transactions between a director and First Busey or its subsidiaries to ensure that such transactions do not affect a director's independence.

OTHER BUSINESS

        As of the date hereof, there is no business to be transacted at the 2013 Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the meeting. If, however, other matters should properly be brought before the 2013 Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our board's recommendation on such matters.

 ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which includes our financial statements as of and for the year ended December 31, 2012, accompanies this proxy statement.

        If you would like a copy of board committee charters, our code of business standards and ethics or other documents pertaining to our corporate governance, we provide these documents without charge. Please write to:

Ms. Mary E. Lakey
Corporate Secretary
First Busey Corporation
100 W. University Avenue
Champaign, IL 61820

*    *    *    *    *

ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

Please moisten adhesive and seal. PROXY–FIRST BUSEY CORPORATION I, the undersigned stockholder of First Busey Corporation (the “Company”), having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Tom Berns and Tom Brown, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock, $.001 par value (“Common Stock”), of the Company standing in my name on its books on April 8, 2013, at the Annual Meeting of Stockholders of the Company, to be held at Busey Bank, 100 W. University Ave., Champaign, Illinois, on May 22, 2013 at 6:30 p.m., central time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows: fold here 1. FOR all nominees listed below to serve as directors of the Company until the next Annual Meeting of Stockholders (except as marked to the contrary below). WITHHOLD AUTHORITY to vote for all nominees below. (To withhold authority for any individual nominee, check the box to the left of the nominee’s name.) 2. Approval, in a nonbinding, advisory vote, of the compensation of our named executive officers, as described in the accompanying proxy statement. 3. In accordance with their discretion, upon all other matters that may properly be brought before the meeting. This proxy will be voted as directed, or if no instructions are given, it will be voted “FOR” the nominees listed under Proposal 1, and “FOR” Proposal 2. Joseph M. Ambrose David J. Downey Van A. Dukeman Stephen V. King August C. Meyer, Jr. George T. Shapland Thomas G. Sloan E. Phillips Knox V.B. Leister, Jr. Gregory B. Lykins Abstain Against For fold here This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise. Your vote is important. Accordingly, even if you plan to attend the Annual Meeting, please mark, sign, date and fold this proxy and return to the reply address as supplied on this self-mailing form. Any previously submitted proxies will not be used at the Annual Meeting. If you plan on attending the meeting, please indicate below. If you have any questions, contact Mary Lakey at 217.365.4556 or mary.lakey@busey.com. Yes, number attending: Please sign your name or names exactly as they appear on the stock certificate. Each joint tenant must sign. When signing as attorney, administrator, guardian, executor or trustee or as an officer of a corporation, please give full title. If more than one trustee, all should sign. Signature Date Signature Date

FIRST BUSEY CORPORATION 100 W UNIVERSITY AVE CHAMPAIGN IL 61820-9913 NO POSTAGE NECESS ARY IF MAILED IN THE UNITED STATES BUSINESS REPLY MAIL FIRST-CLASS MAIL URBANA IL PERMIT NO 193 POSTAGE WILL BE PAID BY ADDRESSEE ATTN MARY LAKEY